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                                                                    EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the use in the Proxy Statement/Prospectus constituting part of this Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-36801) of our report dated April 9, 1997 (except as to Note 10 and Note 12, which are as of September 30, 1997), relating to the financial statements of Coral Systems, Inc., for the years ended December 31, 1996, 1995 and 1994, which appears in such Proxy Statement/Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Financial Data of Coral" in such Proxy Statement/Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data of Coral."




PRICE WATERHOUSE LLP
Boulder, Colorado
October 3, 1997